Exhibit 2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

LEARNING CARE GROUP, INC.,

A.B.C. LEARNING CENTRES LIMITED

and

DISCOVERY MERGER COMPANY

Dated as of November 15, 2005

TABLE OF CONTENTS

		Page

	ARTICLE I

	The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	2
1.3.	Effective Time	2

Annex A	ARTICLE II

	Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	Articles of Incorporation	2
2.2.	The By-Laws	2

	ARTICLE III

	Officers and Directors of the Surviving Corporation

3.1.	Directors	3
3.2.	Officers	3

	ARTICLE IV

	Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates.	4
4.3.	Treatment of Stock Plans.	6
4.4.	Adjustments to Prevent Dilution	7

	ARTICLE V

	Representations and Warranties

5.1.	Representations and Warranties of the Company	7
5.2.	Representations and Warranties of Parent and Merger Sub	25

	ARTICLE VI

	Covenants

6.1.	Interim Operations.	27
6.2.	Acquisition Proposals.	30

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		Page

9.13.	Assignment	49

Annex A	Defined Terms	A-1

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AGREEMENT AND PLAN OF MERGER

                   AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 15, 2005, among LEARNING CARE GROUP, INC., a Michigan corporation (the “Company”), A.B.C. LEARNING CENTRES LIMITED, an Australian company (“Parent”), and DISCOVERY MERGER COMPANY, a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

                   WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Michigan Business Corporation Act (the “MBCA”) upon the terms and subject to the conditions set forth in this Agreement.

                   WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                   WHEREAS, as a condition and an inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into certain voting agreements with Parent.

                   WHEREAS, as a condition and an inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. William Davis, Mr. Frank Jerneycic, Ms. Kathryn Myers and Mr. Scott Smith (the “Designated Employees”) have entered into certain employment agreements and noncompetition agreements with Parent or one of its Affiliates, which shall become effective upon the Effective Time.

                   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

                   1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. At the Effective Time (as defined in Section 1.3), the effect of the Merger shall be as provided in the applicable provisions of the MBCA.

                   1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 375 Park Avenue, New York, New York at 9:00 A.M. on the third business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

                   1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Administrator specified in the MBCA, in such forms as are required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of such filing being the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws
of the Surviving Corporation

                   2.1. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company (the “Articles of Incorporation”) shall be amended to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article 1 of the Articles of Incorporation shall be amended in its entirety to read “The name of the corporation is: Learning Care Group, Inc.”, until thereafter amended as provided therein or by applicable law.

                   2.2. The By-Laws. Immediately after the Effective Time, Parent shall amend the bylaws of the Company to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “Learning Care Group, Inc.” (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Officers and Directors of the Surviving Corporation

                   3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

                   3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

                   4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                   (a) Merger Consideration. Each share of common stock, no par value, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or Merger Sub and (ii) Shares owned by the Company (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $7.50 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

                   (b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

                   (c) Merger Sub. At the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.

                   4.2. Exchange of Certificates.

                   (a) Paying Agent. Parent shall make available or cause to be made available to a bank, trust company or other paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Until so disbursed, Parent shall cause the Exchange Fund to be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in similar investment funds or common trust accounts offered or distributed by the Paying Agent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

                   (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

                   (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

                   (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

                   (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

                   (f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                   4.3. Treatment of Stock Plans.

                   (a) Company Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)) and each outstanding standby commitment stock option granted to certain members of JP Acquisition Fund Group, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

                   (b) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, in each case vested or unvested, other than Company Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

                   (c) Acknowledgement and Waiver. If so requested by Parent, at least 20 business days prior to the Effective Time and prior to any such payment, the Company shall use its best efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Option or Company Award (i) confirming the number of Company Options and Company Awards held, (ii) confirming that the treatment of such Company Options and Company Awards, and the consideration to be paid, pursuant to Section 4.3(a) and 4.3(b) is correct, (iii) authorizing the withholding of all applicable taxes, and (iv) containing such other matters as reasonably determined by Parent (an “Acknowledgment and Waiver”) and shall provide a copy of each such Acknowledgement and Waiver to Parent at least five business days prior to the Effective Time.

                   (d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

                   (e) Funding. At and following the Effective Time, Parent shall take all actions necessary to ensure that the Surviving Corporation has funds sufficient to make the payments contemplated by this Section 4.3.

                   4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

                   5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company not less than 24 hours prior to entering into this Agreement (the “Company Disclosure Letter”), or the Company Reports (as defined in Section 5.1(e)(i) filed on or prior to the date hereof (it being understood and agreed that matters disclosed pursuant to one section of the Company Disclosure Letter or contained in the Company Reports shall be deemed disclosed with respect to any other section of the Company Disclosure Letter to the extent that is apparent that the matters so disclosed are applicable to such other section), the Company hereby represents and warrants to Parent and Merger Sub that:

                   (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and by-laws or comparable governing documents, each as amended to date, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) “Company Material Adverse Effect” means a material adverse effect on the properties, assets, liabilities, business or current or anticipated financial condition or current or anticipated results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States or that are the result of acts of war or terrorism; (B) changes that are the result of factors generally affecting the child care industry in the United States (other than new legislation or rule-making or any changes in Laws); (C) any loss of, or adverse change in, the relationship of the Company with its employees, franchisees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement; (D) changes in United States generally accepted accounting principles after the date hereof; and (E) a decline in the price of the Company Common Stock on NASDAQ; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the child care industry in the United States; and (ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

                   (b) Capital Structure.

         (i) The authorized capital stock of the Company consists of (x) 40,000,000 Shares, of which 20,124,989 Shares were outstanding as of the close of business on November 15, 2005 and (y) 1,000,000 shares of preferred stock of the Company, of which no shares are issued and outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 2,227,300 Shares reserved for issuance under the Company’s 1995 Stock Incentive Plan for Key Employees, Director Stock Option Plan and 2003 Equity Compensation Plan and the options issued pursuant to the agreements listed in Section 5.1(b) of the Company Disclosure Letter (the “Stock Plans”), and the standby commitment stock options granted to certain members of the JP Acquisition Fund Group, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock and performance share rights under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

         (ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness.

         (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

         (ii) The board of directors of the Company has (A) approved and adopted this Agreement and the Merger and the other transactions contemplated hereby (such approval and adoption having been made in accordance with the MBCA) and resolved to recommend approval and adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) subject to Section 6.2, directed that this Agreement be submitted to the holders of Shares for their approval and adoption and (C) received the opinion of its financial advisor, Harris Nesbitt Corp., to the effect that the Per Share Merger Consideration is fair from a financial point of view to the holders of Shares, a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub. The board of directors of the Company has taken all action so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Sections 780 and 781 of the MBCA) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

         (i) Other than the filings and/or notices pursuant to Section 1.3, under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the ownership or operation of the Company or its business by Parent following the Effective Time solely as a result of the change in control effected by the Merger, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

         (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)(K)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

         (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

         (iv) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

         (i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since March 28, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company

Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

         (iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

         (iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

                   (f) Absence of Certain Changes. Except as reflected, reserved, or otherwise disclosed in the financial statements included or incorporated by reference in the Company Reports filed on or prior to the date hereof, since April 1, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

         (i) any change in the properties, assets, liabilities, business or current or anticipated financial condition or current or anticipated results of operations of the Company and its Subsidiaries, taken as a whole, or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to April 1, 2005) of which an executive officer or the general counsel of the Company has knowledge which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect;

         (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

         (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

         (v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

(vi) any agreement to do any of the foregoing.

                   (g) Litigation and Liabilities. Except as reflected, reserved or otherwise disclosed in the financial statements included or incorporated by reference in the Company Reports filed on or prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of an executive officer or the general counsel of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, or any other facts or circumstances of which an executive officer or the general counsel of the Company have knowledge that would result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.

(h) Employee Benefits.

         (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Schedule 5.1(h), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed in Section 5.1(h) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided to Parent.

         (ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, (A) has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, (B) has applied to the Internal Revenue Service (the “IRS”) for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or (C) may rely upon a favorable opinion or advisory letter issued by the IRS to the sponsor of a prototype or volume submitter plan. The Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

         (iii) Neither the Company, any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Reports.

         (iv) As of the date hereof, there is no material pending or, to the knowledge of any executive officer or the general counsel of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

         (v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

         (vi) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed in Section 5.1(h)(vi) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of an executive officer or the general counsel of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

                   (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of an executive officer or the general counsel of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of an executive officer or the general counsel of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence or noncompliance of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

                   (j) Material Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $300,000 or more;

                   (B) any Contract (other than purchase orders for goods purchased by the Company) that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $100,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $100,000;

                   (C) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns a voting or economic interest;

                   (D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

                   (F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation”status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Company Intellectual Property rights;

                   (G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

                   (I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for (x) guarantees of franchisee obligations, and (y) any such Contract that is (I) not material to the Company or any of its Subsidiaries and (II) entered into in the ordinary course of business;

                   (J) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

                   (K) any Contract to which the Company or any of its Subsidiaries is a party concerning Intellectual Property, including, without limitation, Contracts granting the Company, any of its Subsidiaries, or any other Person rights to use any Company Intellectual Property; and

                   (L) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (the Contracts described in clauses (A) – (L), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

         (ii) A copy of each Material Contract has previously been delivered to Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of any executive officer or the general counsel of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

(k) Real Property.

         (i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii) Section 5.1(k)(ii) of the Company Disclosure Letter sets forth a true and complete list of all real property leases to which the Company or any of its Subsidiaries is a party. With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

         (iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon). Section 5.1(k)(iii) of the Company Disclosure Letter sets forth (x) a description of the principal functions conducted at each parcel of Owned Real Property and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

         (iv) For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

                   (l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

                   (m) Environmental Matters. Except as disclosed in the Company Reports or the Company Disclosure Letter and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of any executive officer or the general counsel of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) to the knowledge of any executive officer or the general counsel of the Company, neither the Company nor any of its Subsidiaries has released or threatened to release any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) to the knowledge of any executive officer or the general counsel of the Company, none of the properties currently owned or occupied by the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance; and (x) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any current property pursuant to any Environmental Law. The Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

                   As used herein, (i) “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

                   (n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown to be due on the foregoing Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of any executive officer or the general counsel of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended April 2, 2004, March 28, 2003, and March 29, 2002. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before March 29, 2002 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof. Neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing. There are no Liens on any of the assets of the Company of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Except as described in Section 5.1(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent. No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4, and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As used in this Agreement, (i) the term “Tax”(including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                   (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of any executive officer or the general counsel of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of any executive officer or the general counsel of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

                   (p) Intellectual Property.

         (i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete list of all registered and/or material Intellectual Property owned by the Company and its Subsidiaries, indicating for each registered item the registration or application number and the applicable filing jurisdiction. The Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their respective businesses as presently conducted and to be used in such businesses as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”) is (A) valid, subsisting and enforceable, (B) not subject to any outstanding order, judgment, decree or Contract adversely affecting the Company’s or any such Subsidiary’s use thereof or rights thereto, and (C) is exclusively owned (beneficially, and of record where applicable) by the Company or such Subsidiary free and clear of all Liens. The Company, its Subsidiaries, and the operation of their respective businesses have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any other Person during the five (5) year period immediately preceding the date of this Agreement. To the knowledge of any executive officer or the general counsel of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property.

         (ii) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company or its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

         (iii) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use any Intellectual Property owned, used or held for use by the Company or its Subsidiaries (“Company Intellectual Property”) other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Parent. The Company and its Subsidiaries do not obtain any material rights to use the Intellectual Property of any other Person pursuant to any license, sublicense, settlement agreement or other Contract.

         (iv) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses. To the knowledge of the Company’s chief financial officer, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recover technology consistent with industry practices.

         (v) For purposes of this Agreement, the following terms have the following meanings: (A) “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights; and (B) “IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

                   (q) Insurance. All material fire and casualty, general liability, professional liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide coverage against such losses and risks and in such amounts as are customary in the child care industry in the United States, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

                   (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Jacobson Partners and Harris Nesbitt Corp. as its financial advisors. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which such entities are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

                   5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

                   (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of incorporation and by-laws of Merger Sub, each as in effect on the date of this Agreement.

                   (b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption Parent shall effect as soon as practicable following the execution hereof) in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by, and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

         (i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

         (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws (or analogue constitutive documents) of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

                   (d) Available Funds. As of the Effective Time, Parent and Merger Sub will have available to them all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

                   (e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

                   6.1. Interim Operations.

                   (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by this Agreement or applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, franchisees, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

         (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

         (iii) acquire assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement or (B) otherwise, in compliance with the latest annual plan furnished to Parent prior to the date of this Agreement (the “Budget”);

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license,

guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary, the issuance of shares of the Company pursuant to the standby commitment stock options granted to certain members of the JP Acquisition Fund Group, or the issuance of shares of the Company pursuant to Company Options or Company Awards existing on the date hereof), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $100,000;

         (vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) other than as set forth in the Budget;

         (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

         (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

         (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) guarantees of franchisee obligations incurred in the ordinary course of business, (ii) indebtedness incurred in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company, or (iv) otherwise, in compliance with the Budget;

(x) except in compliance with the Budget, make or authorize any capital expenditure;

(xi) except with the prior written consent of Parent, which consent shall not unreasonably be withheld, delayed or conditioned, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or by applicable Law;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $100,000 or any obligation or liability of the Company in excess of such amount;

(xiv) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000;

         (xv) make or change any material Tax election, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

         (xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets or any businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries;

         (xvii) (i) sell, assign, or grant any security interest in any Owned Intellectual Property, (ii) grant to any third party any license in, to or under any Company Intellectual Property, except pursuant to non-exclusive licenses entered into with franchisees in the ordinary course of business consistent with past practice, (iii) develop, create, or invent any Intellectual Property jointly with any third party, (iv) disclose or allow to be disclosed to any Person not an Employee any Company Intellectual Property not heretofore a matter of public knowledge, or (v) permit any item of Owned Intellectual Property to lapse or to be abandoned, dedicated to the public, or disclaimed, and the Company and its Subsidiaries shall perform all applicable filings, recordings, and other acts, and pay all required fees and taxes, to maintain and protect its interest in each and every item of Company Intellectual Property;

         (xviii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xix) fail to renew leases of real property that expire prior to the Effective Time, in accordance with their respective terms;

(xx) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(xxi) agree, authorize or commit to do any of the foregoing.

                   (b) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

                   6.2. Acquisition Proposals.

                   (a) The Company agrees that, except as expressly permitted hereby, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (“Pre-Closing Period”), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its Subsidiaries and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

         (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal.

                   Notwithstanding anything in the foregoing to the contrary, prior to the adoption of this Agreement at the Shareholders Meeting (as defined in Section 6.4), the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7); (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal or (C) after having complied with the notice requirements of this Section 6.2, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the board of directors’fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B), if the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

                   (b) For purposes of this Agreement: (i) “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of any class of equity securities of the Company or any of its Subsidiaries or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement, and (ii) “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving all or substantially all of the assets (on a consolidated basis) or the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this

Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c)).

                   (c) During the Pre-Closing Period, the board of directors of the Company and each committee thereof shall not:

         (i) except as expressly permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond, but not equal to or less than, ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

         (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Shareholders Meeting, the Company board of directors may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made or received after the date hereof and not solicited, initiated or encouraged in breach of this Agreement, if, subject to compliance with Section 6.2(f), the Company board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with the board of directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 72 hours following Parent’s receipt of written notice from the Company advising that the Company board of directors intends to take such action and the basis therefor. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

                   (d) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely qualifying or modifying the Company Recommendation, Parent, shall have the right to terminate this Agreement as set forth in Section 8.4(a).

                   (e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

                   (f) The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

                   6.3. Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to its and Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   6.4. Shareholders Meeting. Subject to fiduciary obligations under applicable law and Section 8.3(a), the Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval and adoption of this Agreement. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such approval and adoption and shall take all lawful action to solicit such approval and adoption of this Agreement.

                   6.5. Filings; Other Actions; Notification.

                   (a) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

                   (b) Subject to the terms hereof, including Section 6.2, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall cooperate with respect to all matters related to the review by any Governmental Entity consistent with their respective obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

                   (c) The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

                   (d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or circumstance that is reasonably likely to result in a breach of any representation or warranty or covenant of Parent or of any failure of any condition to the Company’s obligations to effect the Merger.

                   6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

                   6.7. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

                   6.8. Employee Benefits.

                   (a) Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2006, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, except to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.

                   (b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company’s 401(k) plan to be terminated effective immediately prior to the Effective Time.

                   (c) Prior to making any written or oral communications to the officers or employees of the Company or any of its Subsidiaries pertaining to the affects of the transactions contemplated by this Agreement on compensation and benefits matters, the

Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

                   6.9. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

                   6.10. Indemnification; Directors’ and Officers’ Insurance.

                   (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Michigan law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law within thirty (30) days of receipt by Parent or Surviving Corporation of a request therefor, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Michigan law and the Company’s articles of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

                   (b) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain, and Parent shall cause the Articles of Incorporation and By-Laws of the Surviving Corporation to so contain, provisions relating to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries that are at least as favorable as those that are presently set forth in the articles of incorporation and bylaws of the Company.

                   (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                   (d) Prior to the Effective Time, the Company may purchase insurance coverage extending for a period of up to six years the Company’s directors’ and officers’ liability insurance coverage in effect as of the date hereof (covering part or future claims with respect to periods before the Effective Time).

                   (e) If Parent fails to comply with its obligations under this Section 6.10, and, in order to enforce an Indemnified Party’s right under this Section 6.10, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 6.10, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

                   (f) In the event the Surviving Corporation or any of its successors and assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.10.

                   (g) The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company and its Subsidiaries by applicable Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                   6.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII

Conditions

                   7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                   (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s articles of incorporation and by-laws.

                   (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

                   (c) No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

                   7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. (i) The representations and warranties of the Company (other than those set forth in Section 5.1(b)) contained in this Agreement (considered without regard to any reference to materiality qualifiers such as “material,” “in all material respects,” and “Company Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Section 5.1(b) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                   (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                   (c) No Litigation. There shall not be instituted or pending any suit, action or proceeding in which any Person is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit in Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

                   (d) Governmental Consents. All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained.

                   (e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

                   (f) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract in connection with the transactions contemplated by this Agreement.

                   7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent and the Chief Executive Officer of Merger Sub to such effect.

                   (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE VIII

Termination

                   8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

                   8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 2006, whether such date is before or after the date of the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof if a vote on the Merger is taken at such Shareholders Meeting or adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

                   8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned pursuant to Section 8.3(b) at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company and pursuant to Section 8.3(a) at any time prior to the time this Agreement is adopted at the Stockholders Meeting:

                   (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, and (iv) the Company, prior to such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into written agreement referred to in its notification shall change at any time after giving such notification; or

                   (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

                   8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) (i) the board of directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have

Made a Change of Recommendation, (ii) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (iii) at any time after the end of ten (10) business days following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend unequivocally against acceptance of such offer; (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company; or (c) if the Company or any of the other Persons described in Section 6.2 as a Representative of the Company shall take any of the actions that would be proscribed by Section 6.2 but for the proviso therein allowing certain actions to be taken pursuant to clause (A), (B) or (C) of the proviso under the conditions set forth therein.

                   8.5. Effect of Termination and Abandonment.

                   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from (A) any willful or intentional breach of this Agreement, or (B) the failure of Parent to obtain the requisite financing to consummate the Merger, and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

                   (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (A) prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least five (5) Business Days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b), or (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a) or 8.4(c) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4(a) or 8.4(c) shall have occurred, or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall pay Parent a termination fee of $5,000,000 (the “Termination Fee”) pursuant to this Section 8.5(b) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,000,000, in each case payable by wire transfer of same day funds. The Termination Fee to be paid pursuant to clause (iii) of the previous sentence shall be paid as set forth in Section 8.3(a). No Termination Fee shall be payable to Parent pursuant to clause (i) or (ii) of the first sentence of this Section 8.5(b) unless and until within twelve (12) months of the termination of this Agreement the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal. For all purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

                   9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Expenses) and 6.10 (Indemnification; Directors’ and Officers’Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                   9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                   9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

                   9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                   9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

                   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES

ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

                   9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by facsimile or by overnight courier:

If to Parent or Merger Sub, to:

A.B.C. Learning Centres Limited,
ACN 079 736 664,
20 Metroplex Avenue,
Murarrie QLD, 4172,
Australia,
Attention: Ms. Jillian Bannan,
fax: (011) 617-3908-2524

(with a copy to Matthew G. Hurd and John E. Estes,
Sullivan & Cromwell LLP,
125 Broad Street,
New York, New York 10004,
United States of America,
fax: (212) 558-3588).

If to the Company, to:

Learning Care Group, Inc.,
21333 Haggerty Road,
Suite 300,
Novi, Michigan 48375,
United States of America,
Attention: Mr. Frank Jerneycic,
fax: (248) 697-9218

(with a copy to Norman H. Beitner,
Honigman Miller Schwartz and Cohn LLP,
2290 First National Building,
660 Woodward Avenue,
Detroit, Michigan 48226,
fax: (313) 465-7321),

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

                   9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated May 31, 2005, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

                   9.8. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

                   9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                   9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

                   9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                   9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                   (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                   (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

                   9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

                   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LEARNING CARE GROUP, INC.

By:   /s/ William D. Davis
       ————————————————————
       Name: William D. Davis
       Title:   President and CEO

A.B.C. LEARNING CENTRES LIMITED

By:   /s/ Eddy Groves                   /s/ Jillian Bannan
       ————————————————————
       Name: Eddy Groves            Jillian Bannan
       Title:   CEO-Director           Company Secretary

DISCOVERY MERGER COMPANY

By:   /s/ James Black
       ————————————————————
       Name: James Black
Title: Chairman of the Board

ANNEX A

DEFINED TERMS

Term	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Budget	6.1(a)(iii)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Articles of Incorporation	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.10(a)(a)
Certificate of Merger	1.3
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(a)

Exchange Fund	4.2(a)
Excluded Share	4.1(a)
GAAP	5.1(e)(iv)
Governmental Consents	7.2(d)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.10(a)(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
MBCA	Recitals
Material Contracts	5.1(j)(i)(K)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Pre-Closing Period	6.2(a)
Proxy Statement	6.3
Representatives	6.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Stock Plans	5.1(b)(i)
Shareholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Taxes	5.1(n)

Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)
U.S. Benefit Plans	5.1(h)(ii)